SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

BOWNE & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS ON MAY 26, 2005

PROXY STATEMENT

BOWNE

Bowne & Co., Inc.
345 Hudson Street
New York, New York 10014

Philip E. Kucera Chief Executive Officer

April 11, 2005

Dear Fellow Stockholder,

I am pleased to invite you to the Annual Meeting of Stockholders of Bowne & Co., Inc. on Thursday, May 26, 2005. Our meeting will begin at 10:00 A.M. local time in the ground floor exhibition hall of The Grolier Club, 47 East 60th Street in New York City. Since space is very limited, we are requiring an admission ticket for entry and ask that you request one by following the simple procedure on page 4 of this booklet. If you require handicapped access, please see the club’s doorman upon your arrival.

At this year’s Annual Meeting, we will draw upon the theme of our 2004 Annual Report — confidence. We enter 2005 with the confidence, born of experience, that we will continue to create long-term value for our shareholders and maintain the confidence that our customers place in us every time they come to Bowne with their mission-critical messages, be they documents, client communications or software products. Overall, 2004 was a good year, a year in which we set the stage for a strong 2005. We took a hard look at our business and made some decisions that better position us for growth while at the same time giving value back to our shareholders. We refocused on our core business — a strategy that has served us well for greater than two centuries and that will continue to ensure the success of our business, our clients and our shareholders in 2005 and beyond.

The following booklet tells you how to be represented at the Annual Meeting via Internet, telephone or mail registration, and how to use the enclosed voting card even if you are unable to attend. If you are not able to attend in person, you may still join us through a live Webcast of the proceedings. To participate in the Webcast, you must register on-line by following the easy instructions we will post on our website, www.bowne.com, beginning on or about May 22, 2005. Stockholders may also view our proxy statement, our annual report to stockholders and our annual report on Form 10-K by visiting the Investor Relations section of our website. You may sign up for future Internet distribution of these documents when you send your voting instructions for this Annual Meeting.

Your vote is important to Bowne, even if you cannot personally join us on May 26. Regardless of your plans to attend, we ask that you return your signed voting instructions by one of the three methods described above so that your Bowne shares will be represented.

Cordially,

Bowne & Co., Inc.

345 Hudson Street
New York, New York 10014
(212) 924-5500

NOTICE OF ANNUAL MEETING

Stockholders of Bowne & Co., Inc. will hold their Annual Meeting on Thursday, May 26, 2005, beginning at 10:00 A.M. (local time), at The Grolier Club, 47 East 60th Street, New York, New York. In order to attend the meeting in person, you must request a ticket of admission. A map of the area showing points of public transportation appears on the last page of this booklet.

The purpose of the Annual Meeting is to take action on two proposals:

Proposal One — To elect four nominees (Philip E. Kucera, H. Marshall Schwarz, David J. Shea, and Wendell M. Smith) to serve on the Company’s Board of Directors for three-year terms.

Proposal Two — To approve the appointment of KPMG LLP as the Company’s auditors for the current fiscal year.

The Board of Directors recommends that you vote IN FAVOR OF both proposals.

The Company’s proxy statement for the Annual Meeting appears on the following pages. The proxy statement discusses the two proposals and contains other information about the Company. It also explains how you may vote at the meeting in person or by proxy, and how you may do so using the enclosed voting card, the telephone or the Internet. Stockholders may act on additional business if the action is proper under Delaware law.

Only stockholders listed on the Company’s records at the close of business on April 1, 2005 may vote directly. Those who hold shares in street name may vote through their brokers, banks or other nominees. This proxy statement, proxy card and voting instructions, along with our 2004 Annual Report and 2004 Form 10-K, are being distributed on or about April 11, 2005.

April 11, 2005

By order of the Board of Directors,

Senior Vice President, General Counsel
and Corporate Secretary

PROXY STATEMENT

Proposal One — Election of Four Directors	1
Proposal Two — Appointment of Auditors	2
Your vote at the Annual Meeting	4
Who may vote?	4
Tickets required	4
How to vote shares registered in your own name	4
How to vote shares held by a broker	5
How will the representatives vote for you?	5
How to revoke voting instructions	5
How do we count votes?	5
If you give no instructions	5
Who pays for this solicitation?	5
Other business at the meeting	6
About this proxy statement	6
Webcast of the meeting	6
Results of the voting	6
Information about the nominees and other directors	7
The Board and its Committees	10
The Board of Directors	10
How directors are chosen	10
Corporate Governance Information	10
Director Independence	10
Executive Certifications	10
Communications with the Board	11
Committees of the Board	11
Compensation and Management Development Committee interlocks and insider participation	12
Participation at meetings	12
Compensation of directors	13
Report of the Audit Committee	15
Comparison of five-year cumulative total return	16
Ownership of the common stock	18
Securities ownership of certain beneficial owners	18
Stock ownership of management	18
Report on executive compensation by the Compensation and Management Development Committee	22
Executive Compensation	27
Summary Compensation Table	27
Option grants in last fiscal year	30
Aggregated option exercises in last fiscal year and fiscal year-end option values	31
Long-term Incentive plans — Awards in last fiscal year	32
Pension plans	34
Contractual arrangements with executives	35
Certain Relationships and Related Transactions	35
Other Information	35
Proposals and nominations by stockholders	35
Section 16(a) Beneficial Ownership Reporting Compliance	35
About Form 10-K	35
Appendix A — Director Independence Standards	36
This proxy statement is issued in connection with the 2005 Annual Meeting of Stockholders scheduled for May 26, 2005. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 11, 2005.

The Board urges you to give instructions to the Company’s representatives to vote on your behalf at the Annual Meeting. If you cannot attend, or you do not wish to vote by a written ballot at the meeting, these Company representatives will act in your place as your proxies, and they will cast your vote in the way you tell them to. The following pages explain how you can give your voting instructions to the Company representatives either using the Internet, over the telephone, or by mailing the printed voting instructions card you received.

Proposal One — Election of Four Directors

The Board of Directors proposes the following four nominees for election as directors of the Company, and recommends that you vote IN FAVOR OF all four:

Philip E. Kucera
H. Marshall Schwarz
David J. Shea
Wendell M. Smith

If you choose the Company representatives to cast your vote, they will vote in favor of the four nominees listed above, unless you tell them to do otherwise.

The election of each director requires a plurality of the votes cast at the Annual Meeting. A plurality is any number of shares, which is larger than the numbers cast for competing candidates. You may vote for any or all of the four nominees, but you may not cast more than one vote for any one nominee. For an explanation of how votes will be counted for this proposal, please see “How do we count votes?” on page 5 of this booklet. If a nominee becomes unable to serve before the meeting begins, the Company representatives may vote your shares in favor of a substitute nominee proposed by the Board of Directors.

The Company has three classes of directors with staggered terms of three years each so that the term of one class expires at each annual meeting. The Board has nominated Philip E. Kucera, H. Marshall Schwarz, David J. Shea and Wendell M. Smith to “Class III.” If they are elected, their terms will expire at the Company’s Annual Meeting in 2008. After the election of four directors at the meeting, there will be a total of 11 members on the Board of Directors of the Company, divided among the three classes. The Board has determined that eight of the 11 board members will be “independent” directors as defined by the rules of the New York Stock Exchange.

The four nominees already serve as directors of the Company. They have consented to their nomination and agree to continue to serve if the stockholders reelect them at the meeting. On pages 7-9 of this booklet you will find biographies of all the current directors in alphabetical order. We have highlighted the four nominees. For each director we have included his or her age on the date of the meeting and principal occupation during the last five years. Additional information about the Board of Directors itself and its standing committees begins on page 10 of this booklet.

Proposal Two — Appointment of Auditors

The Board of Directors proposes and recommends that you vote IN FAVOR OF approving the appointment of KPMG LLP.

If you choose the Company representatives to cast your vote, they will vote in favor of approving the appointment of KPMG LLP, unless you tell them to do otherwise.

On March 10, 2005, the Board of Directors ratified the Audit Committee’s selection of the independent registered public accounting firm of KPMG LLP to be auditors of the Company for the current fiscal year ending December 31, 2005. KPMG LLP has served as the Company’s auditors since 1998, and is independent with respect to the Company and its subsidiaries. They audit the Company’s financial statements and provide other professional services requested by the Company from time to time. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives of KPMG LLP will also have an opportunity to respond to appropriate questions from Stockholders at the Annual Meeting. The professional services provided by KPMG LLP and the aggregate fees for those services rendered during the years ended December 31, 2004 and 2003 were as follows:

Audit Fees. The aggregate fees billed for audit services for the years ended December 31, 2004 and 2003 were $3,151,677 and $1,480,232, respectively. Audit services include the audit of the financial statements included in the Company’s annual reports on Form 10-K, the audit of the effectiveness of the Company’s internal control over financial reporting, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, statutory audits of foreign subsidiaries, comfort letters to underwriters and lenders, consent letters and services normally provided by the independent auditor in connection with statutory and regulatory filings.

Audit-Related Fees. The aggregate fees billed for audit-related services in the years ended December 31, 2004 and 2003 were $216,889 and $260,117, respectively. Audit-related services include the audits of the financial statements of the Company’s employee benefit plans, due diligence related to acquisition candidates and consultations concerning financial accounting and reporting standards.

Tax Fees. The aggregate fees billed for tax compliance services in the years ended December 31, 2004 and 2003 were $503,131 and $377,774, respectively. Tax compliance services include the preparation and review of the Company’s domestic and international tax returns and assistance with tax audits. The aggregate fees billed for tax consulting and advisory services in the years ended December 31, 2004 and 2003 were $262,118 and $37,000, respectively. Tax consulting and advisory services include advice and planning related to state, local and foreign taxes.

All Other Fees. There were no other services performed by KPMG LLP during the years ended December 31, 2004 and 2003 that were not included in the first three categories above.

Audit Committee Pre-Approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, the Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee, who is an independent director, has been delegated the authority by the Committee to pre-approve the engagement of the independent auditors if the fees for the service are estimated to be less than $50,000, unless the cumulative amount of fees for previously approved services exceeds 30% of the projected annual audit service fees, in which case pre-approval by the entire Audit Committee is required. Each quarter, the Audit Committee reviews the services provided by the independent auditor during the previous quarter as well as the services that were pre-approved by the Chairman of the Audit Committee during the quarter. 100% of all services provided by the Company’s independent auditor in 2004 were pre-approved by the Audit Committee or its chairman in accordance with the Company’s policy. In addition, 100% of all services provided by the Company’s independent auditor that were engaged subsequent to May 6, 2003, the effective date of the Sarbanes-Oxley Act requirement for Audit Committee pre-approval, were pre-approved by the Audit Committee or its chairman in accordance with the Company’s policy.

Your vote at the Annual Meeting

Who may vote? The record date for the Annual Meeting was April 1, 2005. This means you are entitled to vote if our records show you held one or more shares of the Company’s common stock when business closed on that day. A total of 34,177,737 shares of common stock were outstanding and entitled to vote on the record date, and each share is entitled to one vote. The Company has no other voting securities. The voting instructions card enclosed with this booklet shows the number of shares you held, and you may cast that same number of votes. A list of all stockholders on the record date will be available for inspection at the Company’s executive offices ten days before the meeting.

We will not hold the meeting unless a quorum of the stockholders attend in person or appoint the Company representatives or other proxies to vote in their place. Stockholders entitled to vote just over half the number of shares outstanding on the record date (that is, at least 17,088,869 shares) will constitute the necessary quorum.

Tickets required. Because seating will be limited at the Annual Meeting, a stockholder who wishes to attend in person must have a ticket of admission. Each stockholder may request one ticket either by mail addressed to the Corporate Secretary in care of the Company at 345 Hudson Street, New York, New York 10014 or by e-mail to scott.spitzer@bowne.com. If you forget to bring your admission ticket, you can attend the Annual Meeting only if you are a stockholder on the Company’s records and offer satisfactory identification. If you hold your shares through a broker, bank or nominee, you will need a voting instructions card from your broker as proof of ownership.

How to vote shares registered in your own name. If you owned common stock in your own name on the record date, then you are a holder of record and your shares are registered with the Company. This means you may use the voting instructions card enclosed with this booklet to tell the Company representatives how you want them to vote your shares. Be sure to sign, date and mail the card in the postage-paid envelope, which we sent with your card.

Or you may send your instructions by Internet or by telephone in the United States or by Internet if outside the United States, provided such instructions are received no later than the day prior to the day of the Annual Meeting. If you use the Internet or telephone, the Company will confirm that we have received your instructions. Whether you use the Internet or telephone, you will need the personalized control number we have printed on your voting card.

•	To vote by Internet, go to this special address on the Internet: https://www.proxyvotenow.com/bne After the prompt, enter the personalized control number from your voting card and then press “Enter.” Follow the on-screen instructions. When you finish, review your vote and print a copy if you wish. If it is correct, click on “Submit” to register your vote.

•	To vote by telephone, call this toll-free number from any touch-tone telephone in the United States: 1-866-874-4877. After the prompt, enter the personalized control number from your voting card and then press the # sign. Follow the recorded audio instructions. When you finish, the recording will replay your vote for your review. If it is correct, register your vote at the audio prompt.

Participants in Bowne’s 401(k) Savings Plan on the record date will have the same choice of ways to vote. The Company’s annual report on Form 10-K describes that plan. If participants in Bowne’s 401(k) Savings Plan do not elect to vote by proxy, shares allocated to their Plan account will be voted by the Plan trustee as those shares held by the Plan for which the Plan trustee has received direction from Plan participants.

Stockholders who attend the Annual Meeting in person may vote by written ballot at that time. But even if you plan to attend, the Board still urges you to give your voting instructions to the Company representatives before the meeting in case your plans change. At the meeting you can change or revoke any instructions you gave previously.

How to vote shares held by a broker. If a broker, bank or other nominee holds common stock for your benefit, and the shares are not in your own name on the Company’s records, then your shares are “in street name.” In that case, your broker, bank or other nominee will advise you how to vote. Bowne reimburses them for forwarding this booklet and other material to you. If you have not heard from the broker, bank or nominee who holds your stock in street name, please contact them as early as possible. If you attend the meeting in person and want to vote shares held for you in street name, you must bring a written form of proxy from your broker, bank or nominee. It must name you as the sole representative entitled to vote. Be sure to give the form to the Corporate Secretary of the Company before voting starts.

How will the representatives vote for you? Whether you mail your instructions or send them by Internet or telephone, the Company representatives will vote your shares exactly as you tell them to. If you do not indicate how you want your shares voted, the Company representative will vote in the way the Company’s Board of Directors recommends. If there is an interruption or adjournment of the meeting before we complete the agenda, the Company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock in street name, they will normally ask for your instructions and vote your shares accordingly. If you give instructions to a broker, bank or nominee, they will tell the Company representatives to vote in the way you instruct.

How to revoke voting instructions. You may change or revoke your voting instructions at any time before the stockholders vote at the Annual Meeting. To revoke or change voting instructions you have given, you must tell the Corporate Secretary of the Company in writing before the stockholders vote. Of course, you may come to the Annual Meeting in person and vote your shares by written ballot at that time. If you want to vote in person, be sure to revoke in writing any voting instructions you gave before the meeting begins.

How do we count votes? Voting at the Annual Meeting will be confidential. The Bank of New York, the Company’s registrar and transfer agent, will count all the votes. Whether you choose the Company representatives to vote for you or you attend the meeting in person, your shares will count in determining whether we have the necessary quorum, even if you decide to abstain from voting or to vote against one or both of the proposals. Likewise, shares represented at the meeting by a broker, bank or other nominee will be counted in determining whether there is a quorum, regardless of whether you vote or abstain. But if a stockholder fails to vote or chooses to abstain from voting, his or her shares will not count as votes for or against the proposals. This means that the unvoted shares will not affect the outcome of the voting.

If you give no instructions. The New York Stock Exchange has determined that the proposal to elect directors as well as the proposal to approve the appointment of KPMG LLP as the Company’s auditors are “routine” under the applicable rules. This means that brokers, banks and other nominees will be able to vote stock they hold for you in street name even if you have not given instructions on the proposals. On the tenth day before the meeting, unless you have specified otherwise, your broker, bank or nominee will then direct the Company representatives to vote your shares in favor of electing the four nominees and the approval of the appointment of KPMG LLP as auditors.

Who pays for this solicitation? Bowne will pay the cost of solicitating your voting instructions. Employees and agents of the Company may solicit by personal interview or by any other means of communication including mail, fax, e-mail and telephone. These persons do not receive additional compensation for these services. The Company reimburses brokers, banks and other nominees for expenses they incur in forwarding copies of this booklet and other Company material to stockholders and in gathering their voting instructions. The Company has retained the proxy-soliciting firm of

D. F. King & Co., Inc. to assist in this solicitation for a fee that will not exceed $10,000, plus out-of-pocket expenses.

Other business at the meeting. The Company does not know of any business to be presented at the Annual Meeting besides the proposals to elect four directors and to approve the appointment of KPMG LLP as auditors. However, if other business comes before the meeting and is proper under Delaware law, the Company representatives will use their discretion in casting all the votes they are entitled to cast, except those votes for which they have contrary written instructions.

About this proxy statement. The Company’s management prepared this booklet and began sending it to stockholders on or about April 11, 2005. In addition, the proxy statement, annual report and Form 10-K are available on the Company’s website (www.bowne.com).

When you give us your voting instructions, you may also indicate whether you want to receive Company materials by means of the Internet in the future. Until the Company notifies you otherwise, enrolling to receive your documents by means of the Internet will not remove your name from our regular mailing lists.

Some words have special meanings when we use them in this booklet. The terms “Company” and “Bowne,” as well as the words “we,” “us” and “our,” refer to Bowne & Co., Inc., a Delaware corporation.

The Company representatives are the two people (Philip E. Kucera and Scott L. Spitzer) chosen to vote in your place as your proxies at the Annual Meeting, or anyone else they choose to be their substitutes. We refer to the New York Stock Exchange as the “Exchange.” Finally, the terms “common stock,” “stock” and “shares” all mean the Company’s Common Stock, par value $.01 per share, which trades on the Exchange.

Webcast of the meeting. Stockholders who are unable to attend the meeting in person may follow it live on the Internet. Beginning on or about May 22, 2005, the Company intends to post information on our website (www.bowne.com), about how this webcast will work. To participate, stockholders must register electronically before the meeting begins by following the on-line instructions.

Results of the voting. After the Annual Meeting, the results of the voting will be available on our website (www.bowne.com), together with a transcript of the meeting and an archive copy of the webcast.

Information about the nominees and other directors

Carl J. Crosetto (Age 56)
Managing Director of GSC Partners. Mr. Crosetto was President of the Company from December 2000 to December 2003. Previously he was Executive Vice President of the Company from December 1998, Senior Vice President of the Company from May 1998, and formerly President of a Company subsidiary, Bowne International L.L.C. He is also a director of Day International Group, Inc., and Speedflex Asia Ltd. He was first elected to the Company’s Board of Directors in 2000 and is a Class II director. His term will expire in 2007.
Douglas B. Fox (Age 57)
Management Consultant and private investor. Mr. Fox is President and Chief Executive Officer of Renaissance Brands Ltd. and a director of Advanstar Communications Inc., the Oreck Corporation, Bynari, Inc. and BizSupplies, Inc. Previously he was Senior Vice President of Marketing and Strategy, Compaq Computer Corporation and Chief Marketing Officer and Senior Vice President of Marketing, International Paper Co. He was first elected to the Company’s Board of Directors in 2001 and is a Class II director. His term will expire in 2007.
Philip E. Kucera (Age 63)
Chief Executive Officer and a Director of the Company since October 2004, and Interim Chief Executive Officer and a Director of the Company from May 2004. Mr. Kucera served as Senior Vice President and General Counsel at Bowne from November 1998. Prior to joining Bowne, he was Deputy General Counsel and Assistant Secretary for The Times Mirror Company, where he served in various positions for 26 years. He was first elected to the Company’s Board of Directors in 2004 and is a Class III director. His term will expire in 2005.

Gloria M. Portela (Age 51)
Attorney and mediator. Senior Counsel of Seyfarth Shaw LLP since January 2003. Previously Ms. Portela was a Partner of Seyfarth Shaw from 1994. She is also Vice-Chair of the Board of Directors of the University of St. Thomas and a director of the Houston Grand Opera. She was first elected to the Company’s Board of Directors in 2002 and is a Class I director. Her term will expire in 2006.

H. Marshall Schwarz (Age 68)
Non-Executive Chairman of the Company since May 2004. Retired Chairman of the Board and CEO of U.S. Trust Corporation. Mr. Schwarz, who is Chairman of the Company’s Executive Committee, also serves as a director of U.S. Trust Company and the Atlantic Mutual Companies. He was first elected to the Company’s Board of Directors in 1986 and has served as a director continuously since then. He is a Class III director. His term will expire in 2005.
David J. Shea (Age 49)
President and Chief Operating Officer and a Director of the Company since October 2004 and President and a Director from August 2004. Mr. Shea formerly served as Senior Vice President of the Company and Senior Vice President and CEO, Bowne Business Solutions and Bowne Enterprise Solutions from November 2003. He served as Senior Vice President of the Company and President of Bowne Business Solutions from May 2002, President of Bowne Business Solutions from January 2001 and Executive Vice President, Business Development and Strategic Technology of Bowne Business Solutions from July 1998. He was first elected to the Company’s Board of Directors in 2004 and is a Class III director. His term will expire in 2005.

Wendell M. Smith (Age 70)
President of Polestar Ltd. Until 1997, Mr. Smith served as Chairman of the Board of Baldwin Technology Company, Inc. He was first elected to the Company’s Board of Directors in 1992 and is a Class III director. His term will expire in 2005. (Note 1)
Lisa A. Stanley (Age 49)
Financial planning consultant. Ms. Stanley is also a Trustee and Vice President of Town Creek Foundation, Inc. She was first elected to the Company’s Board of Directors in 1998 and is a Class II director. Her term will expire in 2007.

Vincent Tese (Age 62)
Cable television owner and operator. Mr. Tese is also a director of The Bear Stearns Companies, Inc., Custodial Trust Company, Cablevision, Inc., National Wireless Holdings, Inc., Mack-Cali Realty Corp. Gabelli Asset Management, Magfusion, Inc., Xanboo Inc., Cabrini Mission Society, Catholic Guardian Society, Municipal Art Society, New York Presbyterian Hospital, and the New York University School of Law. He was first elected to the Company’s Board of Directors in 1996 and is a Class I director. His term will expire in 2006.
Harry Wallaesa (Age 54)
Principal, The W Group. Previously Mr. Wallaesa was a Principal of Alex Partners LLC, President, Chief Operating Officer and a director of Safeguard Scientifics, Inc., Chairman of CompuCom Systems, Inc. and Chief Information Officer of Campbell Soup Company. He was first elected to the Company’s Board of Directors in 1999 and is a Class I director. His term will expire in 2006.
Richard R. West (Age 67)
Consultant. Dean Emeritus, Stern School of Business, New York University. Mr. West is also a trustee or director of Vornado Realty Trust, Alexander’s Inc., and several investment companies advised by Merrill Lynch Investment Management or its affiliates. He was first elected to the Company’s Board of Directors in 1994 and is a Class I director. His term will expire in 2006.

Note:

1. The Company’s policy prohibits anyone to be nominated or elected to the Board after reaching age 72. In 2005, the Board amended the policy to provide that a director’s service on the Board shall terminate on the date of the annual meeting of stockholders following his or her seventy-second birthday. Mr. Smith will observe his seventy-second birthday in 2007 and, in accordance with the policy, will step down as a director on the date of the 2007 annual meeting of stockholders, if he is elected.

The Board and its Committees

The Board of Directors. Periodically throughout the year, the Board of Directors and its standing committees meet to direct and oversee management of the Company. The Board held 13 meetings during 2004. In addition, the committees of the Board met a total of 22 times and took action without formal meetings when appropriate. Board members also share information and exchange views with the Chairman and with each other informally and in executive sessions of non-employee directors following Board meetings on matters that concern the Company and its stockholders. Mr. Schwarz, the Company’s Non-Executive Chairman, chairs these executive sessions.

How directors are chosen. The Nominating and Corporate Governance Committee (the “Committee”) is responsible for assisting the Board in identifying individuals qualified to become Board members and recommending director nominees to the Board for each annual meeting of stockholders. It is the Committee’s policy to consider candidates recommended by stockholders (see the description of the procedure under the heading “Communications with the Board”), Company management, other Board members or any interested person. The same criteria the Committee uses for evaluating director nominees will be used to evaluate candidates recommended by stockholders. The Committee considers the qualifications of candidates based upon its charter and the Company’s corporate governance guidelines. The Committee selects individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who would be most effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders. The Committee has authority to retain search firms to assist in identifying and evaluating director candidates and to approve fees and retention terms for such advisors, but has not done so in connection with the selection of the four nominees for election as director listed on page 1 of this booklet. The Committee did not receive any recommendations for nominees from a shareholder or group of shareholders that beneficially owned more than 5% of the Company’s common stock for at least one year. The Committee recommended the four nominees for election as directors. Stockholders may also nominate Board candidates at the Annual Meeting, and we have described the procedure for this, with the advance notice required, under the heading “Proposals and nominations by stockholders” on page 36 of this booklet.

Corporate Governance Information. The Company’s corporate governance guidelines, the charters of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation and Management Development Committee, and the Company’s Code of Ethics are available on the Company’s website (www.bowne.com) and in print to any shareholder upon request. Requests should be sent to Scott L. Spitzer, Senior Vice President, General Counsel and Corporate Secretary, Bowne & Co., Inc., 345 Hudson Street, New York, New York 10014.

Director Independence. It is the Board’s objective that at least a majority of the Board should consist of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. During 2005, the Board adopted categorical standards to assist it in determining director independence, which are consistent with the New York Stock Exchange listing rules. The categorical standards are part of our corporate governance guidelines and are set forth on Appendix A of this booklet. The board has determined that the following eight directors satisfy the New York Stock Exchange’s independence requirements and Bowne’s categorical standards as described above. Mr. Fox, Ms. Portela, Mr. Schwarz, Mr. Smith, Ms. Stanley, Mr. Tese, Mr. Wallaesa and Mr. West.

Executive Certifications. The Company has submitted to the New York Stock Exchange the annual CEO certification required by the rules of the New York Stock Exchange. The Company also submitted to the Securities and Exchange Commission all certifications required under Section 302 and 906 of the Sarbanes-Oxley Act as exhibits to its Form 10-Qs and Form 10-K for fiscal 2004.

Communications with the Board. Interested parties who want to communicate with the Non-Executive Chairman or with the non-management directors as a group, or a stockholder who wants to communicate with the Board, individual Board members or a board committee including the Nominating and Corporate Governance Committee to recommend a candidate, should address their communications to the Board, the Board members or the Board committee, as the case may be, and send them c/o Scott L. Spitzer, Senior Vice President, General Counsel and Corporate Secretary, Bowne & Co. Inc., 345 Hudson Street, New York, New York 10014. The Corporate Secretary will forward all such communications directly to such Board members. If the communication is a stockholder recommendation for Board membership, it must be in writing and must identify the proposer. It must also be accompanied by detailed information about the proposed nominee and that person’s consent to have his or her name put in nomination and agreement to serve, if elected. It must also be received in a timely manner and otherwise comply with the Company’s By-Laws. See the description of the procedure under the heading “Proposals and nominations by stockholders” on page 36 of this booklet.

Committees of the Board. The Board has five standing committees. The principal functions and current membership of each committee is as follows:

•	Executive Committee. The Executive Committee has many of the powers of the full Board in directing management of the Company and may exercise those powers between regular Board meetings. However, this committee may not amend the Company’s by-laws, fill vacancies on the Board, make other fundamental corporate changes or take actions which require a vote of the full Board under Delaware law. The current members of the Executive Committee all of whom, with the exception of Mr. Kucera, the Board of Directors has determined meet the criteria for “independence” contained in the rules of the New York Stock Exchange, are Mr. Schwarz (chairman), Mr. Kucera, Ms. Stanley, Mr. Tese and Mr. West. In 2004, this committee met four times and took action three times by written consents in lieu of meetings.

•	Nominating and Corporate Governance Committee. As described above, the Nominating and Corporate Governance Committee assists the full Board in identifying qualified individuals to become Board members. It also assists the full Board in determining the composition of the Board committees, monitoring the process to assess Board effectiveness and developing and implementing the Company’s corporate governance guidelines. All members of the Committee are required to be “independent” directors as determined by the rules of the New York Stock Exchange and, unless the Board otherwise determines, the Committee shall be composed of the “independent” directors of the Executive Committee. The current members of the Nominating and Corporate Governance Committee, all of whom the Board of Directors has determined meet the criteria for “independence” contained in the rules of the New York Stock Exchange, are Mr. Schwarz (chairman), Ms. Stanley, Mr. Tese and Mr. West. The Committee met twice in 2004.

•	Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the financial reporting and the financial statements of the Company, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor, and the performance of the Company’s internal audit function and the independent auditor. In connection with the performance of these functions, the Audit Committee recommends independent public accountants to serve as the Company’s auditors and reviews the Company’s annual report on

Form 10-K with the auditors. Together with the Company’s Chief Financial Officer, the Committee reviews the scope and the results of the annual audit, as well as the auditors’ fees and other activities they perform for the Company. The Audit Committee also oversees internal controls and looks into other accounting matters if the need arises. The current members of the Audit Committee are Mr. Fox (chairman), Mr. Smith, Ms. Stanley and Mr. Wallaesa, all of whom the Board of Directors has determined meet the criteria for “independence” contained in the rules of the New York Stock Exchange and rules promulgated by the Securities and Exchange Commission in effect on the date this proxy statement is first mailed to stockholders. The Committee met five times in 2004. The Board of Directors has determined that Mr. Fox and Mr. Smith are “audit committee financial experts” as that term is defined in Securities and Exchange Commission rules.

•	Finance Committee. The Finance Committee assists the Board of Directors in fulfilling its responsibilities with respect to corporate funding policy, budget forecasts and financial objectives, financial commitments, dividends and related policies. In addition, the Committee assists the Board in overseeing investment policies and the performance of the various funds held in trust for the Company’s employee benefits plans. The current members of the Finance Committee, all of whom the Board of Directors has determined meet the criteria for “independence” contained in the rules of the New York Stock Exchange, are Mr. West (chairman), Mr. Fox, Ms. Portela and Mr. Smith. The Committee met three times in 2004. Upon the unanimous recommendations of the Finance Committee and the Nominating and Corporate Governance Committees, the Board has determined that it will not reconstitute the Finance Committee following this year’s Annual Meeting of Stockholders. Its functions will thereafter be undertaken by the entire Board of Directors.

•	Compensation and Management Development Committee. The Compensation and Management Development Committee assists the Board of Directors in carrying out its responsibility with respect to the Company’s compensation programs, executive succession planning and management development. In connection with the performance of these functions, the Committee reviews base salaries and incentive compensation for officers of the Company and other members of senior management. This Committee administers compensation programs, which involve present or deferred awards of the common stock, as well as those calling for cash payments. The Committee oversees management development and continuity programs. The Committee also reviews any newly proposed compensation plans, while overseeing the administration of existing retirement, 401(k)/ profit-sharing and other benefits plans for the Company’s employees. Before significant changes affecting employees go into effect, the Committee normally asks the full Board of Directors to approve those changes. The current members of the Committee, all of whom the Board of Directors has determined meet the criteria for “independence” contained in the rules of the New York Stock Exchange, are Mr. Tese (chairman), Ms. Portela, Mr. Schwarz and Mr. Wallaesa. The Committee met eight times in 2004.

Compensation and Management Development Committee interlocks and insider participation. No member of the Compensation and Management Development Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2004 or was formerly an officer of the Company or any of its subsidiaries.

Participation at meetings. During fiscal year 2004 each member of the Board of Directors participated in at least 75% of the Board and committee meetings which he or she was entitled to attend, except for Mr. Wallaesa who attended 73% of the Board and Committee meetings which he was entitled to attend. The Company’s corporate governance guidelines state that directors are expected to attend the Annual

Meeting of Stockholders. All of the directors attended the previous year’s Annual Meeting of Stockholders.

Compensation of directors. Directors who are employees of the Company (currently Mr. Kucera and Mr. Shea) receive no fees for Board and committee service. Each non-employee director, other than the Non-Executive Chairman, receives a $50,000 annual retainer payable in quarterly installments following each fiscal quarter. The Non-Executive Chairman receives an annual retainer of $129,000 payable in quarterly installments following each fiscal quarter. Payments for 2004 were prorated based upon the date of Mr. Schwarz’s appointment as Non-Executive Chairman in May 2004. Non-employee members of the Audit Committee receive an additional retainer of $10,000 per year, or $20,000 in the case of the chairman of that committee. Non-employee members of the Executive Committee receive an additional retainer of $8,000 per year, or $16,000 in the case of the chairman of that committee. The members of the Nominating and Corporate Governance Committee as well as the non-employee members of the Compensation and Management Development Committee and the Finance Committee receive an additional retainer of $5,000 per year, or $10,000 in the case of the chairman of those committees. Directors who are not employees also receive a fee of $1,000 for each Board meeting attended. When directors take action by written consent without a formal meeting, they receive no compensation for that service.

In connection with Mr. Crosetto’s retirement as an executive of the Company in 2003, the Company signed a two-year consulting agreement with Mr. Crosetto. Pursuant to the consulting agreement, Mr. Crosetto continues as a member of the Board and provides the Company and its affiliates with assistance in sales and marketing and with certain other projects. In consideration of these services and non-competition provisions, Mr. Crosetto receives $255,000 in annual consulting fees and reimbursement for reasonable business-related expenses. In 2003, Mr. Crosetto received $28,550 as a one-time payment in lieu of a car allowance for the consulting period. The consulting agreement also provides that the consulting fees are in lieu of Board retainers and fees, other than stock options. For Board service during 2004, Mr. Crosetto received 30,000 options on the Company’s common stock at an exercise price of $13.855 and which vest over two years.

The Company encourages its Board members to hold substantial equity interests by requiring each director to defer at least $30,000 of the annual Board retainer and by permitting each director, on an annual basis, to elect voluntary deferral of some or all of the remaining fees and retainers. The Non-Executive Chairman is required to defer at least $60,000 of his annual retainer. Directors may choose either non-qualified stock options or Deferred Stock Units in place of cash, as long as they notify the Company of their choice before the year begins. For 2004, all but one director made voluntary deferrals of some or all of their compensation. The Stock Plan for Directors, first adopted in 1997, governs these tax-free deferrals of compensation.

Deferred Stock Units represent the right to receive a like number of shares of common stock at a future date, subject to distribution rules. They earn the equivalent of the Company’s cash dividends, which we invest in more Deferred Stock Units, but they do not confer voting rights. The Company further encourages deferral by adding a 20% match to any Board and committee compensation that a director voluntarily defers, but not that portion of the annual Board retainer which he or she must defer. The fair market value of the Company’s Common Stock based on the average of high and low stock prices on the day before and the two days following the quarterly earnings call with investors is the value the Company uses in converting Board compensation for retainer payments or attendance fees earned during a calendar quarter into Deferred Stock Units. When a non-employee director retires from the Board, the Company will issue him or her shares from the corporate treasury equal in number to the Deferred Stock Units accrued through the retirement date. The Company normally distributes these shares in two installments within fifteen months following the director’s retirement.

A director may choose to convert Board compensation into stock options, rather than receiving it as cash or Deferred Stock Units. In that case, the fair market value of the Company’s common stock based on the average of high and low stock prices on the day before and the two days following the quarterly earnings call with investors will determine the value for the conversion. The dollar figure to which the Company applies this conversion value will be three times the amount of compensation the director wants to defer, after adding the Company’s 20% match mentioned earlier, to the extent that a particular deferral is voluntary. The Company believes that multiplication by three adjusts appropriately for the difference in the value of a stock option and a Deferred Stock Unit. The Company will then formally grant the resulting number of options to the director as of the last trading day of the year. These options, subject to a one year vesting requirement, become exercisable on the first anniversary of the formal grant, and expire on the tenth anniversary. If the director exercises his or her options by paying the fixed exercise price, the Company will issue the resulting common stock.

As a further measure to increase equity participation by the Board and better align the directors’ interests with those of other stockholders, a new non-employee director who joins the Board receives an award of Deferred Stock Units equivalent in market value to $30,000 for Board membership. This one-time award will vest over the director’s first four years of Board service, and the Company will then issue the corresponding common stock when the director retires.

The Company has stock ownership guidelines that are designed to increase linkage between shareholders and non-employee directors, as well as senior executives, through an expected level of ownership and retention of stock within five years. Shares credited toward meeting the ownership guidelines include all shares owned outright and Deferred Stock Units and exclude stock option grants.

In December 2004, each director, other than the Non-Executive Chairman, received a non-qualified stock option grant of 5,000 shares allowing the director to purchase shares at the market value on the date of grant. Also in December 2004, the Non-Executive Chairman received a non-qualified stock option grant of 10,000 shares allowing him to purchase shares at the market value on the date of grant. The 2004 stock options will fully vest on the first anniversary of the grant date, or earlier upon death or disability, and have a ten-year expiration period. If a director terminates service due to death, disability or retirement, these options will be exercisable for one year after termination, and then only to the extent they could be exercised at the time of termination. These post-termination exercise periods never extend the expiration date past the tenth anniversary of the grant date.

The Company has established a separate board of directors for BGS Companies, Inc. (BGS), the holding company for the Bowne Global Solutions operations. Three members of the Board, Mr. Fox, Mr. Kucera and Mr. West, also serve on the BGS Board of Directors. In addition to their compensation as members of the Board, Mr. Fox and Mr. West received compensation as members of the BGS Board of Directors consisting of the following: an annual retainer of $10,000; and meeting fees of $3,000 for each BGS Board of Directors meeting attended and $2,000 for each BGS Board committee meeting attended.

Finally, the Company has a Matching Gifts Program for non-employee directors. Under this program, the Company matches a director’s qualified charitable contributions up to $5,000 each year. The Company also reimburses reasonable travel expenses, which its directors incur in attending Board and committee meetings and fees and expenses in connection with director continuing education.

Report of the Audit Committee

The Audit Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibility to relevant constituencies, including stockholders and potential stockholders of the Company, regarding internal controls, corporate accounting practices, reporting practices, and the quality and integrity of the financial reports of the Company. The Committee also maintains free and open communication among the Board, the Company’s financial management, including its Chief Financial Officer and its Director of Internal Audit, other Company executives, including its General Counsel, and its independent registered public accountants, KPMG LLP (the “auditors”). Company management has primary responsibility for the financial statements, internal control over financial reporting, and for the Company’s compliance with legal and regulatory requirements. The auditors are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with accounting principles generally accepted in the United States, and annually auditing management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting (commencing with the year ended December 31, 2004). It is the Committee’s responsibility to monitor and oversee the performance of these responsibilities and to report to the full Board of Directors.

Our Board of Directors has determined that each member of the Committee is an “independent director” as defined in the Listing Standards of the New York Stock Exchange and the Company’s corporate governance standards. In addition, our Board of Directors has determined that Douglas B. Fox and Wendell M. Smith are “audit committee financial experts,” as defined by Securities and Exchange Commission rules.

The Committee reviewed and discussed the audited financial statements for fiscal 2004 with the Company’s auditors, with management, and with the entire Board of Directors. The Committee also examined with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committee,” as amended). In addition, the Committee has received from the auditors the letter and written disclosures respecting fiscal 2004, which are required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with them their independence from the Company and its management. Furthermore, the Committee considered and determined that the auditors’ non-audit services to the Company were consistent with the guidelines established to ensure auditor independence.

Based upon our reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board agreed, that the audited financial statements for fiscal 2004 be included in the Company’s annual report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

This report by the Committee is not to be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, and is not to be incorporated by reference into any other filing of the Company under those statutes except to the extent that the Company may expressly refer to this report for incorporation by reference in a particular instance.

The undersigned, being all the members of the Audit Committee, submit this report to the Company’s stockholders.

Douglas B. Fox, Chairman
Wendell M. Smith
Lisa A. Stanley
Harry Wallaesa

Comparison of five-year cumulative total return

The following graph shows yearly changes in the total return on investment in Bowne common stock on a cumulative basis for the Company’s last five fiscal years. The graph also shows two other measures of performance: total return on the Standard & Poor’s 500 Index, and total return on the Standard & Poor’s Services (Commercial & Consumer) Index. For convenience, we refer to these two comparison measures as “S&P 500” and “S&P Services Index,” respectively.

The Company chose the S&P 500 because it is a broad index of the equity markets. We chose the S&P Services Index as our own peer group because it represents the capital-weighted performance results of companies in specialized commercial consumer services. The S&P 500 includes the companies represented in the S&P Services Index.

We calculated the yearly change in Bowne’s return in the same way that both the S&P 500 and the S&P Services Index calculate change. In each case, we assumed an initial investment of $100 on December 31, 1999. In order to measure the cumulative yearly change in that investment over the next five years, we first calculated the difference between, on one hand, the price per share of the respective securities on December 31, 1999 and, on the other hand, the price per share at the end of each succeeding fiscal year. Throughout the five years we assumed that all dividends paid were reinvested into the same securities. Finally, we turned the result into a percentage of change by dividing that result by the difference between the price per share on December 31, 1999 and the price per share at the end of each later fiscal year.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Bowne & Co., Inc.	100	79.99	98.78	93.89	108.42	131.91
S&P 500	100	90.90	80.09	62.39	80.29	89.03
S&P Services Index	100	78.48	107.00	85.43	129.85	134.45

Ownership of the common stock

Securities ownership of certain beneficial owners. The Company does not know of any individual who is the beneficial owner of more than 5% of the common stock that was outstanding on the record date for the Annual Meeting. The only institutional investors known to have held more than 5% on that date are set forth in the following table which shows each firm’s percentage of shares actually outstanding on the record date. We took this information from the most recent reports on Schedule 13G, as filed for each such firm with the Securities and Exchange Commission before the record date for the Annual Meeting.

		Amount of		Nature of
		beneficial	Percent of	beneficial
Stockholder	Address	ownership	outstanding	ownership

Dimensional Fund Advisors Inc.(1)	1299 Ocean Avenue Santa Monica, CA 90401	3,003,500(1)	8.8%	sole voting and dispositive power

Pzena Investment Management, LLC(2)	120 West 45th Street New York, NY 10036	2,893,725(2)	8.5%	sole voting and dispositive power

Hotchkis & Wiley Capital Management, LLC(3)	725 South Figueroa Street Los Angeles, CA 90017	2,723,000(3)	8.0%	sole voting and dispositive power

Barclays Global Investors, N.A.(4)	45 Fremont Street San Francisco, CA 94015	2,271,803(4)	6.6%	sole voting and dispositive power

Notes:

(1) Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor and serves as an investment manager of certain funds. The number shown in the Amount of beneficial ownership column represents the total number of shares of the Company’s common stock owned by such funds.

(2) Pzena Investment Management, LLC (“Pzena”) is an investment advisor. The clients of Pzena have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale of the Company’s common stock.

(3) Hotchkis & Wiley Capital Management, LLC (“Hotchkis”) is an investment advisor. The clients of Hotchkis have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale of the Company’s common stock.

(4) Barclays Global Investors, N.A. is a bank. The number shown in the Amount of beneficial ownership column represents the total number of shares of the Company’s common stock owned by it and its affiliates.

Stock ownership of management. The following table shows the number of beneficial owners of the

Company’s common stock for each member of the Board of Directors, including the four current nominees for election to the Board, as of the record date for the Annual Meeting. The table also shows the beneficial ownership of the Company’s Chief Executive Officer, the four other most highly compensated senior executives on the record date and Mr. Johnson who retired in May 2004, as well as the aggregate number of shares owned beneficially, as a group, by 20 directors and corporate officers including the Chief Executive Officer, the four other most highly compensated senior executives and Mr. Johnson who retired in May 2004. The following table assumes that an individual beneficially owns any shares which he or she may acquire by exercising options which are exercisable within 60 days after the record date, by converting stock equivalents or by withdrawing from an employee benefits plan, even if that individual has not yet made the exercise, conversion or withdrawal of the stock.

No individual listed in the following table beneficially owned more than 1% of the common stock outstanding on the record date. The number of shares listed in the following table as beneficially owned for all directors and officers as a group is 7.7% of the common stock outstanding on the record date.

Stock ownership of management
	Number of shares
	and nature of
Name or group	beneficial ownership(1)

C. Cody Colquitt	163,810	(2)
Carl J. Crosetto	278,444	(3)
Douglas B. Fox	43,176	(4)
Robert M. Johnson	204,836	(5)
Philip E. Kucera	234,078	(6)
Gloria M. Portela	24,047	(7)
H. Marshall Schwarz	94,885	(8)
David J. Shea	216,108	(9)
Wendell M. Smith	38,497	(10)
Lisa A. Stanley	225,092	(11)
Kenneth W. Swanson	179,881	(12)
Vincent Tese	74,628	(13)
Harry Wallaesa	66,940	(14)
Richard R. West	110,159	(15)
L. Andy Williams	211,175	(16)
All directors and corporate officers as a group	2,618,850	(17)

Notes:

(1) The beneficial ownership reported in the table is direct unless otherwise noted. The Company understands that each individual named has sole power to vote or to dispose of the shares. The shares reported in the table include these forms of ownership:

•	Shares of common stock beneficially owned out-right on the record date, either on the records of the Company or in street name,

•	Shares subject to stock options exercisable on the record date, or which will become exercisable within 60 days after the record date,

•	Shares owned indirectly through the Bowne Stock Fund in the 401(k) Savings Plan, determined from the latest quarterly calculation of account balances under that plan,

•	Restricted Stock awarded to individual executives under the 1999 Incentive Compensation Plan.

The table assumes that all Restricted Stock is vested or will become vested within 60 days after the record date and includes additional shares of Restricted Stock earned as the equivalent of dividends through the Record Date.

•	Deferred Stock Units awarded to individual executives under the Long-Term Performance Plan or the Deferred Award Plan, and

•	Deferred Stock Units credited to individual non-employee directors under the Stock Plan for Directors or the 1999 Incentive Compensation Plan, including units resulting from the conversion of cash retirement benefits that accrued to individual directors prior to the effective date of the Stock Plan for Directors, as well as units resulting from the one-time award made to each director elected after the Stock Plan for Directors went into effect in 1997.

The table assumes that all Deferred Stock Units are fully distributed and may be converted into common stock within 60 days after the record date, and that cash dividends payable on Deferred Stock Units through the record date have been reinvested in additional shares.

(2) Includes 2,200 shares owned, options to purchase 126,200 shares, 23,584 Deferred Stock Units, 10,038 shares of Restricted Stock and 1,788 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

(3) Includes 30,253 shares owned, options to purchase 217,500 shares and 30,691 Deferred Stock Units.

(4) Includes options to purchase 32,572 shares and 10,604 Deferred Stock Units under the Stock Plan for Directors.

(5) Includes options to purchase 100,000 shares and 104,836 Deferred Stock Units.

(6) Includes options to purchase 168,300 shares, 25,628 Deferred Stock Units, and 40,150 shares of Restricted Stock.

(7) Includes options to purchase 10,000 shares and 14,047 Deferred Stock Units under the Stock Plan for Directors.

(8) Includes 5,000 shares owned, options to purchase 65,020 shares and 24,865 Deferred Stock Units under the Stock Plan for Directors.

(9) Includes options to purchase 142,100 shares, 20,075 shares of Restricted Stock, and 53,933 Deferred Stock Units.

(10) Includes 200 shares owned indirectly, options to purchase 30,304 shares, and 7,993 Deferred Stock Units under the Stock Plan for Directors.

(11) Includes 190,022 shares owned, options to purchase 16,500 shares and 18,570 Deferred Stock Units under the Stock Plan for Directors.

(12) Includes 2,500 shares owned, options to purchase 132,000 shares, 5,000 shares of Restricted Stock, 38,256 Deferred Stock Units, and

2,125 shares held in the Bowne Stock Fund of the 401(k) Savings Plan.

(13) Includes options to purchase 61,982 shares and 12,646 Deferred Stock Units under the Stock Plan for Directors.

(14) Includes 1,500 shares owned, options to purchase 47,598 shares and 17,842 Deferred Stock Units under the Stock Plan for Directors.

(15) Includes 42,000 shares owned, options to purchase 41,819 shares and 26,340 Deferred Stock Units under the Stock Plan for Directors.

(16) Includes options to purchase 137,000 shares, 66,840 Deferred Stock Units and 7,335 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

(17) This group consists of 20 individuals. The shares reported in the table for the group include 5,252 shares owned by two of the five corporate officers not named in the table, together with options to purchase 397,700 shares, 47,894 Deferred Stock Units, and 2,248 shares held in the Bowne Stock Fund in the 401(k) Savings Plan for the benefit of the five corporate officers not named in the table.

Report on executive compensation by the Compensation and Management Development Committee

Compensation and Management Development Committee. The Compensation and Management Development Committee (“Committee”) operates pursuant to a Charter, which was previously approved by the Board of Directors (“Board”). The Charter complies with the applicable New York Stock Exchange requirements. The Charter sets forth the authority and responsibilities of the Committee that are further described below and which in general are a statement of the principles and practices that the Committee maintained in the past. The Charter can be found on the Company’s website: www.bowne.com.

The Committee is comprised of four directors, all of whom have been determined by the Board to be “independent” directors within the meaning of the NYSE listing standards and none of whom has any interlocking relationship with the Company. The purpose of the Committee is to assist the Board in carrying out its responsibility with respect to the Company’s compensation programs, executive succession planning and management development. Our decisions are subject to approval of the Board of Directors, except for those decisions relating to the Chief Executive Officer and President, which are subject to the approval of the independent members of the Board. The Committee reviews all material components of compensation paid to the Company’s senior executives and major business unit managers including base salary, incentive plans and stock-based programs. A substantial portion of the compensation potential of each individual under our review is based on the Company’s financial performance because we firmly believe that aligning each executive’s interest with those of our shareholders best serves both the immediate and the long-range interests of the stockholders and the Company.

In addition, the Committee periodically reviews and considers modifications to the Company’s compensation and benefit plans and programs, especially with regard to their effectiveness in promoting corporate performance and in realizing business strategies. On an annual basis, the Committee reviews the Company’s succession planning and management development initiatives through the Company’s Management Continuity System.

The Committee met in December 2003, primarily to set salary and incentive levels for 2004 and to make stock option grant recommendations. The Committee met in March 2004 to determine incentive awards for 2003 performance and to make recommendations regarding revisions to the Long Term Incentive Plan’s financial targets for 2004; in April 2004 to discuss the status of the Supplemental Executive Retirement Plan (“SERP”); in September 2004 to review the Company’s Management Continuity System and succession plans, to discuss compensation philosophy and to review the guidelines which give direction to our independent executive compensation consultants; and in December 2004 primarily to set salary and incentive levels for 2005 and to make stock option grant recommendations. The Board, or the independent members of the Board as appropriate or required, approved all of the Committee’s actions including our determination of the specific amounts and forms of compensation reported in the Company’s proxy statement. This year we took 11 key employees under our direct review, including the Chief Executive Officer and the other individuals named in the summary compensation table in the Proxy Statement.

During 2004, the Committee also spent substantial time involved with management succession because of the retirement of Robert M. Johnson as Chief Executive Officer, President and Chairman of the Company in May 2004. The Committee formulated a proposal regarding compensation for Philip E. Kucera in connection with his appointment to Interim Chief Executive Officer, which was approved by the independent members of the Board. The Committee also recommended to the Board a retention award for the Interim Chief Executive Officer, and the independent members of the Board approved the recommendation. The methodology used in determining the specific award amount is discussed below in this report.

The Committee also spent substantial time concerning the appointment of a Chief Executive Officer and a President and Chief Operating Officer. The Committee interviewed several executive search firms and then selected the independent firm of Egon Zehnder to assist the Committee with the process. The Committee, as well as other Board members, interviewed internal and external candidates; the Committee met three times in October concerning the search. It also received assistance from the independent executive compensation consulting firm concerning compensation for this position. The Committee then unanimously recommended to the Board that Mr. Kucera be appointed Chief Executive Officer and that Mr. David Shea be appointed Chief Operating Officer in addition to his earlier appointment as President, and the Board approved these recommendations in October 2004.

Compensation Benchmark Study and General Methodology. The Committee engaged our independent executive compensation consulting firm to provide the Committee with comparable market data for total compensation and each significant component of compensation. The Committee meets with the independent executive compensation consulting firm to discuss the compensation study, the relative market position of the individual executives, the compensation of the Chief Executive Officer and the other executives, and recommendations made by the Company. The compensation study is based on confidential, non-public information that the consulting firm gathers, as well as on published data concerning salaries, incentive awards and stock options at peer companies. The peer companies selected are not always identical to the peer group represented by the index referred to in the Proxy Statement under the heading “Comparison of five-year cumulative return”.

Although the review includes peer companies generally viewed as comparable in size and industry, we also believe that the retention of well-qualified executives, especially those in positions with functional areas of responsibility, often requires that compensation must be competitive with employers across a wide spectrum of industries which may not necessarily be peers of the Company. Therefore, in evaluating all components of total compensation, the Committee also considers factors other than peer company information. We take into account the Company’s overall financial performance as well as the performance of its individual business units. We consult published data on professional compensation generally and we factor in our own subjective perception of the contributions each individual under review made to the Company during the year and, in the case of managers of specific business units, the individual’s contributions to his or her business unit.

Finally, the Committee applies long-standing Company policies, which are designed to attract and retain superior executive talent; to provide incentives and rewards for executives who contribute to the Company’s success; and to link executive compensation with both corporate performance and the creation of long-term shareholder value. The Committee’s objective is to maintain base salary and total compensation levels consistent with the Company’s leadership position in several highly specialized business areas. Generally, the total compensation for each executive under our review is targeted between the 50th to 75th percentiles of the comparable market. Because total compensation includes base salary, annual incentive award, long-term incentive, and stock options, we assess the combined value of these components, and determine the respective amounts of the components, with the aim that the sum of the components (at target levels) will place total targeted compensation in the desired range.

2004 Compensation. The compensation we reviewed for each executive for fiscal 2004 was an aggregate of: annual base salary determined before the year began; an annual incentive award and a long-term incentive award, both of which are payable in the form of cash or Deferred Stock Units, or both; and stock options. With the exception of the Chief Executive Officer, all individual compensation considerations began with proposals made by the Chief Executive Officer, and took into account advice from our independent compensation consulting firm and from the Company’s own human resources professionals. All final recommendations were made by the Committee and approved by the Board of Directors or the independent members of the Board as appropriate or required.

2004 Base Salaries. For 2004, we approved base salary increases averaging 3.8% (the range of increases was 0% to 7.1%) based on the individual evaluation of each executive under our review. The average merit increase for all Bowne employees was 3% with an additional one half of 1% for salary adjustments.

The Committee recommended that Mr. Kucera’s annual base salary be increased to $450,000 when he was promoted to Interim Chief Executive Officer from Senior Vice President and General Counsel. The independent members of the Board excluding management directors approved this recommendation. Mr. Kucera’s salary was not adjusted in connection with his subsequent appointment as Chief Executive Officer of the Company.

The Committee also recommended that Mr. Shea’s annual base salary be increased to $400,000 when he was promoted to President of the Company from Senior Vice President and CEO of Bowne Business Solutions. The independent members of the Board approved this recommendation. Mr. Shea’s salary was not adjusted in connection with his subsequent promotion to President and Chief Operating Officer of the Company.

2004 Annual Incentive Plan (“AIP”). In December 2004, the Committee approved an amendment to the formula used to determine the financial goals for the corporate employees including the Chief Executive Officer and certain other senior executives (approximately 45 individuals) beginning with the AIP awards payable for performance year 2004 and for future years. The financial factor will be the weighted average of business units adjusted for that business unit’s actual attainment of its EBITA target. Under this method, the corporate employees’ AIP awards reflect the performance of each business unit in proportion to the size and impact of each business unit on the Company. Under the previous method of calculating the corporate employee’s AIP, there can be a disproportionate impact of one business unit, resulting in inequitable treatment for the corporate employees’ AIP Awards.

Consistent with our compensation practice, the AIP award recommendations for 2004 were approved at the March 2005 Committee meeting. All of the senior executives under the Committee’s review received a portion of their AIP based on the attainment of their business unit’s financial goals and individual performance measures. The individual business units achieved between 0% and 107% of their financial thresholds.

2004 Long Term Incentive Plan (“LTIP”). The LTIP encourages and rewards improvements in targeted measures of long-term performance. In March 2004 the Committee approved the LTIP goals for fiscal 2004. The goals continue to be based on a three-year performance cycle, but the cycle will be forward looking and linked to the three-year strategic plan. The goals will be tied to the budgeted three-year average Return on Invested Capital utilizing Net Operating Profit Less Adjusted Taxes. Consistent with our compensation practice, the LTIP award recommendations for 2004 were approved at the March 2005 Committee meeting.

Under the terms of the LTIP, each executive may elect to convert any or all of the awards into Deferred Stock Units (“DSUs”). Any awards above 100% of the target amount are automatically converted into DSUs. All awards converted into DSUs are matched by the Company with an additional 20% in the form of additional DSUs. These DSUs are held until the executive terminates employment or, for shares that the executive voluntarily elects to defer, he or she may elect a deferral period equal to a set number of years, not less than two years. All DSUs are issued as common stock at the rate of one share for each unit.

In consideration of the aforementioned promotions of Mr. Kucera and Mr. Shea, their Annual Incentive Award Targets and their Long Term Incentive Award targets were increased. Mr. Kucera’s AIP target is 100% of base salary and his LTIP target is 50% of base salary. Mr. Shea’s AIP target is 80% of base salary and his LTIP target is 40% of base salary. The 2004 targets for Messrs. Kucera and Shea will be calculated as of the date when their promotions occurred during the fiscal year.

2004 Retention Awards. In May 2004, the Committee, based on discussions with our independent executive compensation consulting firm, approved retention awards for the eight officers of the Company’s senior management team, excluding the Interim Chief Executive Officer. The Board excluding management directors approved the retention award for the Interim Chief Executive Officer. The retention awards for the executives under the Committee’s review and for the then Interim Chief Executive Officer will be paid in July 2005 and are equal to the executives’ AIP award at target as previously approved, offset by any AIP award paid in March 2005.

2004 Restricted Stock Grants. In October 2004, the Committee recommended a grant of 40,000 shares of Restricted Stock to Mr. Kucera, which will vest over a three-year period. The independent members of the Board of Directors approved this recommendation.

The Committee approved a grant to Mr. Shea of 10,000 shares of Restricted Stock to vest over a two-year period, and 10,000 shares of Restricted Stock to vest over a three-year period. In December, the Committee approved a grant of 10,000 shares of Restricted Stock to Mr. Colquitt, Chief Financial Officer, to vest over a three-year period.

2004 Stock Options. In December 2004, the Committee recommended that the Board award options for the purchase of the Company’s common stock to the executives under its review, including Mr. Kucera, our Chief Executive Officer, and four of the other five executives named in the summary compensation table of the Proxy Statement. A significant equity position in the Company, we believe, not only rewards sustained efforts by an executive but also focuses those efforts upon enhancing our shareholder value. Initially, the Chief Executive Officer suggests specific numbers of options for the executives under our review other than himself, based in each case on the individual’s personal achievements, as well as the Chief Executive Officer’s opinion of that individual’s opportunity for contribution to the overall performance of the Company. The Committee reviews the recommended grants and establishes a specific number of shares for the Chief Executive Officer. The Committee granted options at the median level of established guidelines for each employment position with the exception of the Chief Executive Officer, who received a stock option grant of 75,000 shares, which was approved by the independent members of the Board of Directors.

The options granted in 2004 to individuals named in the summary compensation table of the Proxy Statement will become exercisable in installments over a four-year period following the grant, thus helping to secure continued service from the grantees. Options that are not exercised within seven years are forfeited. Options granted to the executives named in the summary compensation table represent 72% of all options granted to employees in 2004. In determining the amount of options granted as a component of total compensation, we consider the value of options under accepted valuation methodologies.

The Committee had established a pool of 100,000 shares to be available to grant stock options to new hires and promoted employees provided the individual option grants are made within the established guidelines for the employment position and do not exceed stock option grants of 20,000 shares per employee. In 2004, 24,500 shares of the pool of 100,000 were granted. In December 2004, the Committee voted to restore the pool to 100,000 shares for 2005.

Stock Ownership Guidelines. The Company has stock ownership guidelines for senior executives which were recommended by the Committee and approved by the Board, and became effective January 1, 2004. The objective of the stock ownership guidelines is to create a linkage between shareholders and senior executives and non-employee Directors through an expected level of ownership and retention of stock. Directors and key executives (including the Chief Executive Officer, the President and Chief Operating Officer and the senior executives whose compensation is subject to Committee review) each have a targeted number of shares that they are expected to own. The directors and key executives have five years to meet the stock ownership guidelines. Shares credited toward meeting the ownership guidelines include all shares owned outright, Deferred Stock Units, restricted shares, and shares held in the benefit plans on behalf of the executive. Stock options grants are not included in satisfying the ownership guidelines. Provided the ownership guidelines are met, the director or executive will have more flexibility to sell stock or exercise stock options and may elect to have portions of his or her compensation normally paid in stock or Deferred Stock Units to be paid in cash.

Supplemental Executive Retirement Plan (SERP). In March 2005, the Committee, with advice from our independent executive compensation consulting firm, recommended to the Board that prior service for purposes of the SERP be capped. The independent members of the Board approved this recommendation.

Other Benefits. The Committee believes that a variety of other employment benefits must also be maintained in order to be competitive in attracting and retaining talented executives. Among the more important are: retirement benefits provided under our 401(k) Savings Plan, the Pension Plan, and the Supplemental Executive Retirement Plan; severance benefits provided under the Termination Protection Agreements; and, the components of executive incentive compensation in the form of Deferred Stock Units and Restricted Stock pursuant to the Deferred Award Plan, as described in the Proxy Statement.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code does not allow the Company to deduct certain forms of annual compensation in excess of $1 million to the most highly compensated executives unless the relevant compensation is “performance-based” and certain material terms have been approved by the shareholders. In implementing all compensation policies of the Company, the Committee strives to preserve the tax deductibility of the compensation paid, to the extent that this objective does not impair the operation or effectiveness of the Company’s compensation programs. However, the Committee and the Board have maintained flexibility to enter into arrangements, which may result in non-deductible compensation to the senior executives of the Company.

The undersigned, being all the members of the Compensation and Management Development Committee, submit this report to the Company’s shareholders.

Vincent Tese, Chairman
Gloria M. Portela
H. Marshall Schwarz
Harry Wallaesa

Executive Compensation

Summary Compensation Table
		Annual Compensation		Long-Term Compensation

				Restricted	No. of shares	Deferred	Long-term
Name and principal				stock	underlying	stock	incentive	All Other
position(1)	Year	Salary(1)	Bonus(1)	awards(2)	options(3)	awards(4)	payouts(5)	Compensation(6)

Philip E. Kucera	2004	$380,361	$265,174	$582,800	75,000	$5,399	$73,986	$31,148
Chief Executive Officer	2003	$274,400	$0	$0	23,000	$5,109	$40,200	$24,152
	2002	$265,000	$0	$0	23,000	$37,329	$50,000	$14,485

L. Andy Williams	2004	$294,759	$234,287	$0	26,000	$14,359	$50,909	$18,059
President,	2003	$274,275	$87,011	$0	20,000	$13,827	$39,660	$12,159
Bowne Financial Print	2002	$265,000	$0	$0	12,000	$66,743	$0	$3,685

David J. Shea	2004	$338,461	$166,488	$291,400	75,000	$45,885	$29,109	$26,422
President and	2003	$269,100	$0	$0	26,000	$42,947	$27,482	$30,220
Chief Operating Officer	2002	$260,000	$113,400	$0	23,000	$159,274	$17,500	$23,123

Kenneth W. Swanson	2004	$290,786	$168,894	$0	26,000	$8,010	$48,875	$25,499
Senior Vice President,	2003	$274,300	$57,055	$0	26,000	$49,318	$0	$20,865
Operations	2002	$265,000	$0	$0	23,000	$57,081	$0	$12,685

C. Cody Colquitt	2004	$308,009	$141,280	$154,000	26,000	$44,929	$0	$23,151
Senior Vice President and	2003	$280,000	$0	$0	26,000	$52,449	$0	$43,582
Chief Financial Officer	2002	$230,000	$0	$0	23,000	$76,344	$0	$35,685

Robert M. Johnson	2004	$255,769	$0	$0	0	0	0	$9,677
Former Chairman of the Board	2003	$600,000	$0	$0	200,000	$197,315	$131,850	$34,262
and Chief Executive Officer	2002	$550,000	$0	$0	110,000	$285,934	$100,000	$7,484

Notes:

(1) Salary and bonus. The individuals named in the table include the five most highly compensated executives of the Company in 2004 and Mr. Johnson who retired in May 2004. The column headed “Salary” shows annual base salaries, and the column headed “Bonus” shows cash payments under the Company’s annual incentive program related to performance in 2004. The Compensation and Management Development Committee of the Board of Directors fixed the base salaries before the year began and awarded the incentives after the year ended within ranges of incentive potential previously established. The Committee linked a substantial part of each incentive award to the Company’s financial performance for 2004 and the balance to the achievement of specific strategic objectives negotiated with each individual at the beginning of the year. For more information, see “Report on executive compensation by the Compensation and Management Development Committee” at pages 22-26 of this booklet.

(2) The following table shows the number of shares of Restricted Stock awarded to named executive officers in 2004 and the number and value of shares of Restricted Stock remaining subject to a risk of forfeiture at December 31, 2004:

			Shares of	Total Unvested Shares of
			Restricted Stock	Restricted Stock at
	Restricted Stock	Per Share	Acquired By	December 31, 2004
	Awarded in	Value at	Reinvestment of
Name	2004	Grant Date	Dividends in 2004	Number	Value

Mr. Kucera	40,000	$14.57	150	40,150	$652,839
Mr. Williams	0	0	0	0	0
Mr. Shea	20,000	$14.57	75	20,075	326,420
Mr. Swanson	0	0	0	0	0
Mr. Colquitt	10,000	$15.40	38	10,038	163,218
Mr. Johnson	0	0	0	0	0

Restricted Stock awarded in 2004 is subject to a risk of forfeiture upon termination of employment in certain circumstances until the award becomes vested. On October 27, 2004, Mr. Kucera received a grant of Restricted Stock equal to 40,000 shares, which will vest in three equal increments on each of the three anniversaries of the date of grant. On October 27, 2004, Mr. Shea received a grant of Restricted Stock equal to 10,000 shares, which will vest in three equal increments on each of the three anniversaries of the date of grant. Mr. Shea received an additional grant of 10,000 shares of Restricted Stock on October 27, 2004, which will vest in two equal increments on the first two anniversaries of the date of grant. On December 20, 2004, Mr. Colquitt received a grant of 10,000 shares of Restricted Stock, which will vest in three equal increments on each of the three anniversaries of the date of grant. The Restricted Stock generally will become vested on an accelerated basis upon a change in control of the Company or in the event of death or termination due to disability, and a pro rata portion of the Restricted Stock will vest in the event of termination by the Company without cause. Dividends are paid on shares of Restricted Stock, which are automatically reinvested in additional shares, and are subject to the same risk of forfeiture and vesting terms and receive dividends on the same terms as the original shares of Restricted Stock. The Per Share Value at Grant Date is equal to the closing stock price on the date of the grant. The Total Value of Unvested Shares of Restricted Stock at December 31, 2004 is determined by applying a per-share price equal to the closing price of the common stock on that date, which was $16.26.

(3) Stock options. The Compensation and Management Development Committee granted these options under qualified stock option plans, which were approved by the Company’s stockholders and which meet regulatory requirements.

(4) Deferred stock awards. The table shows the cash value of Deferred Stock Units awarded to the named individuals with respect to 2004 under the Company’s Long-Term Performance Plan and its Deferred Award Plan, described on pages 32-33 of this booklet. We calculated the cash value using either the average fair market value of the common stock for the last five days of 2004, or, in the case of imputed dividends payable on the stock, the fair market value on the relevant dividend payment date. Mr. Shea received a retention payment in 2000, which included $275,625 in Deferred Stock Units that vested in three equal installments. The third installment of $91,875 vested in 2002 and is included in the above table.

(5) Long-term incentive payouts. For details, see the table called “Long-term incentive plans — Awards in last fiscal year” and the note to that table on pages 32-33 of this booklet.

(6) All other compensation. This column includes the following payments:

•	401(k) Savings Plan. This is a defined contribution plan for eligible employees that meets regulatory requirements. The Company makes matching contributions to the account of the employee based on the percent of annual compensation (as defined under the Plan) that the employee elects to contribute. The Company matches 100% of the first 3%, and 50% of the next 2% of annual compensation that the employee contributes on a pre-tax basis. Account balances under the Plan are not taxable until the Company distributes benefits at retirement or when employment terminates. For 2004, each of the executives named in the above table received a Company matching contribution of $8,200.

•	Excess ERISA Plan. This is a supplemental arrangement which allows certain highly compensated executives to reduce the negative effect of limits imposed by the Employee Retirement Security Act of 1974 on the contributions under the 401(k) Savings Plan. For 2004, the executives named in the above table received Deferred Stock Units under the Plan in the following amounts: Mr. Kucera — $10,948; Mr. Williams — $9,859; Mr. Shea — $8,222; Mr. Swanson — $8,299; Mr. Colquitt — $6,383 and Mr. Johnson — $0.

•	Automobile Allowances. For 2004, the executives named in the above table received automobile allowances in the following amounts: Mr. Kucera — $12,000; Mr. Williams — $0; Mr. Shea — $10,000; Mr. Swanson — $9,000; Mr. Colquitt — $8,568; and Mr. Johnson — $1,477.

	Number of shares
Option grants in	underlying	Percentage of total
last fiscal year	options	options granted	Exercise price		Grant date
Name	granted(1)	in the year	per share	Expiration date	present value(2)

Mr. Kucera	75,000	23.5%	$15.3550	December 15, 2011	$318,000

Mr. Williams	26,000	8.2%	$15.3550	December 15, 2011	$110,240

Mr. Shea	75,000	23.5%	$15.3550	December 15, 2011	$318,000

Mr. Swanson	26,000	8.2%	$15.3550	December 15, 2011	$110,240

Mr. Colquitt	26,000	8.2%	$15.3550	December 15, 2011	$110,240

Mr. Johnson	0	0.0%	N/A	N/A	$0

Notes:

(1) The Compensation Committee issued these incentive stock options under the Company’s 1999 Incentive Compensation Plan, a qualified plan approved by the stockholders, which meets regulatory requirements. The Committee normally makes option grants at the end of the fiscal year, when it evaluates the accomplishments of eligible employees. Each option permits the grantee to purchase shares of common stock at their fair market value on the date of the grant. The fair market value used is the mean of the highest and the lowest trading prices reported on the Exchange on that date.

The Committee determined the number of shares each grantee may purchase by applying guidelines established in earlier years.

The Committee set the vesting schedule and the other terms of the 2004 options on the grant date. A corporate officer may exercise 25% of the grant on the first anniversary of the grant; 25% on the second anniversary of the grant date; 25% on the third anniversary of the grant date; and 25% on the fourth anniversary of the grant date. Each option will expire on the seventh anniversary of the grant date or earlier under certain circumstances. Options are not transferable, and the grantee may forfeit them by competing against the Company and in some other cases.

The options of an employee who terminates employment due to death or permanent and total disability will immediately be 100% vested. Options awarded to employees who retire from the Company continue to vest on the same schedule as contained in the option grant as if the optionee were still employed by the Company and remain exercisable until their expiration date.

The Board or the Committee has discretion to accelerate the exercisability of any options. Exercisability accelerates automatically if there is a change of control of the Company. Examples of change of control include an acquisition of at least 15% of the outstanding stock, a successful tender offer by a party other than the Company itself, the election of at least a third of the Board whom the current Board did not nominate, and a merger, consolidation or liquidation of the Company or sale of all or substantially all its assets.

(2) We calculated present values using a discounted Black-Scholes option-pricing model. In addition to information presented in the table, the method we used relied on these assumptions:

•	The common stock has a volatility rate of approximately 35% based on a weighted average of monthly closing prices over the three-year period preceding the grant date

•	The current risk-free rate of return on U.S. Treasury Bills is approximately 3.6%

•	The annual dividend yield of the stock is 1.43%

•	The expected time of exercise is five years

We did not adjust the present values to reflect the non-transferability of options but discounted the values 12.5% for risk of forfeiture based on the vesting schedule of the grants. The values which an optionee may actually realize from the exercise of these options may be substantially different from the values shown in the table. Future events and factors currently unknown will continue to influence the Company’s performance. Furthermore, stockholders and other investors should not view the values shown here as a forecast of the performance of the common stock or of future growth in its market price.

			Securities underlying
			unexercised options		Value of unexercised
Aggregated option			at fiscal year-end		in-the-money options
exercises in last fiscal year	Shares				at fiscal year-end(3)
and fiscal year-end option	acquired
values	on	Value
Name	exercise(1)	realized	Exercisable	Unexercisable	Exercisable(2)	Unexercisable

Mr. Kucera	0	$0	168,300	86,500	$740,216	$82,557

Mr. Williams	32,000	$201,863	107,000	36,000	$362,479	$42,180

Mr. Shea	0	$0	124,100	88,000	$597,999	$11,873

Mr. Swanson	46,700	$302,217	116,000	39,000	$405,486	$48,945

Mr. Colquitt	0	$0	123,200	39,000	$500,247	$48,945

Mr. Johnson	568,800	$1,895,039	337,000	100,000	$1,240,200	$225,500

Notes:

(1) Two of the executives named in this table and Mr. Johnson who retired in May 2004 exercised options during 2004.

(2) The table reflects no value for options that were “under water” on the last trading day of 2004, which means that they were exercisable on that date at prices higher than the market value of the common stock.

(3) The market value of the common stock was determined using the average of the high and low price per share on December 31, 2004, which was $16.11 per share.

Long Term Incentive plans — Awards in the last fiscal year	Deferred Stock
Name	Units awarded

Mr. Kucera	1,059
Mr. Williams	1,617
Mr. Shea	3,452
Mr. Swanson	1,077
Mr. Colquitt	3,226
Mr. Johnson	2,228

Note:

Deferred Stock Units in this table represent the right to receive the same number of shares of common stock when the executive retires or terminates employment. A holder of these units may not vote them, but the Company credits him or her with the equivalent of any cash dividends paid on the common stock and converts that amount into additional units. These Deferred Stock Units are comparable with those awarded under certain circumstances to the Company’s non-employee directors, as described on pages 13-14 of this booklet under the heading “Compensation of directors.” The Compensation Committee awarded the Deferred Stock Units shown in this table under two plans described below. The cash values of Deferred Stock Units awarded to the five most highly compensated executives under these two plans and Mr. Johnson who retired in May 2004 also appear in the summary compensation table on page 27 of this booklet as “Deferred stock awards,” and any amounts paid in cash under the same plans appear there as “Long-term incentive payouts.”

•	Long-Term Performance Plan. At the beginning of each year, the Committee sets aggressive goals under this plan to reward improvements in targeted measures of long-term performance. To the extent that the Company achieves these goals, each participating executive may elect to receive his or her individual award under the plan either in cash or in Deferred Stock Units, but he or she must take Deferred Stock Units for any additional award reflecting achievement in excess of the goals. The number of units in each award is 120% of the amount of the cash benefit subject to the deferral.

For 2004, the Long-Term Performance Plan goals are tied to the budgeted three-year average Return on Invested Capital utilizing Average Net Operating Profit Less Adjusted Taxes,

•	Deferred Award Plan. This plan governs the deferral of other components of executive compensation, again in the form of Deferred Stock Units. First, under the Company’s annual incentive plan, any amount earned in excess of the target incentive award must be paid in the form of Deferred Stock Units. Second, if the Internal Revenue Code forbids the Company to take a tax deduction for a particular cash bonus payment, deferral of that payment is mandatory. In both cases, the plan provides that the executive will receive Deferred Stock Units equivalent in value to 120% of the portion of his or her incentive award which is subject to deferral. Third, if a contribution the Company makes under the 401(k) Savings Plan for the benefit of a particular executive would exceed the limit imposed by the Employee Retirement Income Security Act, then the Company makes only the allowable contribution to the executive’s account and converts the balance into Deferred Stock Units. In the latter case the Company’s Excess ERISA Plan described on page 29 of this booklet provides for income taxes on the disallowed portion by awarding deferred stock units equivalent to 140% of the amount by which the contribution would have exceeded the allowable limit.

In a case of financial hardship, the Compensation Committee has discretion to make an early distribution from an executive’s account. The distribution in an appropriate case will be the minimum number of shares of the common stock sufficient to cover the hardship. The Committee also has discretion to revoke any award made under these incentive plans if an executive competes against the Company or discloses confidential information.

Pension plans	Annual benefit at age 62 if average compensation is:
Name	$300,000	$500,000	$700,000	$900,000	$1,000,000

Mr. Kucera	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Williams	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Shea	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Swanson	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Colquitt	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Johnson	$180,000	$300,000	$420,000	$540,000	$600,000

Note:

Each individual named in the table participates in the Company’s Pension Plan, as do many other employees of the Company. They also participate in a Supplemental Executive Retirement Plan for certain key employees designated by the Board. Retirement benefits under the combination of these two plans, described below as of December 31, 2004, do not appear in the summary compensation table on page 27 of this booklet.

•	Pension Plan. This is a defined benefit plan which meets regulatory requirements. A participant’s age, length of service and the average of his or her five years of highest cash compensation determine benefits under the plan. Cash compensation for this purpose is the sum of the salary and bonus shown in the summary compensation table. These benefits are payable as a life annuity upon normal retirement at age 65, or the actuarial equivalent of that annuity. A participant may elect a discounted benefit on early retirement after age 55, subject to customary vesting rules. In connection with his retirement in May 2004, Mr. Johnson has the right to receive a lump sum payment of $159,550 under the qualified pension plan.

•	Supplemental Retirement Plan. This unfunded plan supplements the Company’s Pension Plan by providing an additional life annuity for each key employee chosen to participate. The annual benefit under this plan, when combined with the benefit under the Pension Plan, generally equals one-half of a participant’s average cash compensation for his or her 60 highest-paid consecutive months during the final ten years of service. During 2003, this plan was amended to provide in the case of Mr. Johnson an annual benefit equal to 60% of three-year average compensation, and to define compensation as his three highest annual salaries plus his three highest incentive awards, not necessarily from the same years. As permitted by the amended Supplemental Executive Retirement Plan and in lieu of the annual life annuity payments thereunder, Mr. Johnson, upon his retirement in May 2004, received $2,459,825, the first of three equal annual installments. The principal amount of the remaining two installments will be increased by 4.9%, the 30-year U.S. Treasury rate in effect on his retirement date.

•	Combined benefit. A participant will normally receive the full benefit under the combined plans if he or she retires at age 62 after at least five years of service, or at any age after 30 years of service. A participant who retires after age 55 with fewer than 30 years of service will receive a partial benefit representing a 5% reduction for each year between the early retirement date and age 62, prorated on a monthly basis. Based on their anniversaries of hiring, the other individuals named in the table would receive approximately the following percentages of their full benefits if they retired after reaching age 55 and after completing at least five years of service: Mr. Kucera 100% today; Mr. Williams 70% today; Mr. Shea 65% in 2010; Mr. Swanson 65% in 2011; and Mr. Colquitt 65% in 2016. Certain events producing a change of control of the Company may also make benefits available to the named executives prior to age 62.

Contractual arrangements with executives

The senior executives named in the summary compensation table on page 27 of this booklet and some other key employees of the Company have signed identical Termination Protection Agreements with the Company. These agreements will provide a benefit to the employee if the Company terminates his or her employment without cause and within 30 months after a change in control of the Company, as the agreements define those terms. The executive will receive the same benefit when a change of control is imminent if he or she chooses to resign due to a reduction in responsibilities or compensation, or if an outside party acquiring control asks the Company to terminate the employee. The benefit in those cases will normally be twice the sum of the employee’s base salary and latest target bonus under the annual bonus program.

Certain Relationships and Related Transactions

The Company has a consulting agreement with Mr. Crosetto. For more information, see “Compensation of directors” at page 13 of this booklet.

Other Information

Proposals and nominations by stockholders. Any stockholder may ask the Company to consider including a proposal in our proxy statement for the Annual Meeting in the year 2006. The proposal may be the nomination of a candidate for the Board of Directors, a by-law amendment or any other matter that is proper, under Delaware law. The Company will consider these proposals for inclusion in the Company’s proxy materials for the Annual Meeting in the year 2006 only if they reach our executive offices by December 12, 2005.

A stockholder’s proposal must be in writing and must identify the proposer. In accordance with the Company’s By-laws, a stockholder proposal must be received by the Company not earlier than 90 days nor later than 60 days in advance of the anniversary of the Company’s previous annual meeting. If the date of the annual meeting occurs more than 30 days before or 60 days after the anniversary of the Company’s previous annual meeting, stockholder proposals must be received no later than the close of business on the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day following the date on which public announcement of the date of such meeting is first made. Proposals received after the time limit described above will be considered untimely. The nomination of a director candidate must also include written consent by the nominee that he or she will serve, if elected, as well as the information about both the candidate and the proposer which the rules and regulations of the Securities and Exchange Commission or the Exchange would require in a proxy statement relating to the election of that candidate.

All proposals and nominations should be addressed to our executive offices at 345 Hudson Street, marked to the attention of Scott L. Spitzer, Senior Vice President, General Counsel and Corporate Secretary.

The Company has no notice that any stockholder will offer a nomination, by-law amendment or other proposal at the 2005 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance. The Company believes that during fiscal year 2004 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Act of 1934 were timely filed.

About Form 10-K. The Company files an annual report on Form 10-K every year with the Securities and Exchange Commission. By regular mail or by posting on the Company’s website (www.bowne.com) we have delivered to each stockholder a copy of that report for the fiscal year ended December 31, 2004. Anyone may request a copy of the latest Form 10-K by writing to Scott L. Spitzer, Senior Vice President, General Counsel and Corporate Secretary, Bowne & Co., Inc., 345 Hudson Street, New York, NY 10014; or by e-mail to scott.spitzer@bowne.com.

Appendix A

Bowne & Co, Inc.
Director Independence Standards

The Board has adopted guidelines that contain categorical standards of director independence. No director will be considered “independent” unless the Board affirmatively determines that the director has no material relationship with the Corporation (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Corporation). When making “independence” determinations, the Board considers all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory or self-regulatory body applicable to the Corporation. Notwithstanding the foregoing, the following relationships will impair a director’s independence and similar but lesser relationships will not impair a director’s independence:

(1) Within the last three years, the director has been an employee of the Corporation, or an immediate family member of the director within the last three years has been an executive officer of the Corporation.

(2) A director and his or her immediate family members has received during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(3) A director’s service as an executive officer of or employment by, or a director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from the Corporation for property or services in an amount which, in any fiscal year, is more than the greater of $1 million or two percent of such other company’s consolidated gross revenues.

(4) A director’s service as an executive officer of a charitable organization that received annual contributions from the Corporation within the last three years that have exceeded the greater of $1,000,000 or two percent of the charitable organization’s annual gross revenues.

For purposes of these standards, the term “immediate family members” shall include a person’s spouse, parents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or who have died or become incapacitated, need not be considered.

The Nominating and Corporate Governance Committee (“Committee”) shall review at least annually, the Corporation’s Director Independence Standards and make recommendations to the Board with respect to any changes to the Director Independence Standards that the Committee deems appropriate.

Directions to The Grolier Club

•	By subway, take the 4, 5, 6, N or R Train to Lexington Avenue & 59th Street. This station is both a local and an express stop. There is also a subway station at Fifth Avenue and 59th Street on the N and R lines.

•	By bus, take the M1, M2, M3 or M4 uptown on Madison Avenue or one of the same buses downtown on Fifth Avenue.

•	For cars, there are many parking facilities throughout the neighborhood, including Stoppers Parking Corp. at 136 East 60th Street near Lexington Avenue, between Park and Lexington Avenues.

Bowne & Co., Inc.
345 Hudson Street
New York, NY 10014
212-924-5500
www.bowne.com

BOWNE
BOWNE
BOWNE
BOWNE

BOWNE & CO., INC.

Annual Meeting of Stockholders
Thursday, May 26, 2005

YOUR VOTING INSTRUCTIONS CARD IS ATTACHED BELOW.

You may vote by Internet, by telephone (United States only) or by conventional mail.

Please read the other side of this card carefully for instructions.

However you decide to vote, your representation

at the Annual Meeting of Stockholders is important to Bowne.

VOTING INSTRUCTIONS (Proxy)

Your vote is solicited on behalf of the Board of Directors.

     Revoking any prior appointment, the person signing this card appoints Philip E. Kucera and Scott L. Spitzer, and each of them, attorneys-in-fact and agents with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Stockholders of Bowne & Co., Inc. to be held at The Grolier Club, 47 East 60th Street, New York, New York, on Thursday, May 26, 2005, beginning at 10:00 A.M. (local time), and at any adjournment thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present. In the case of shares owned beneficially through the Bowne Employees’ 401(k) Savings Plan or Global Employee Stock Purchase Plan, the participant signing this card instructs the plan trustees and their proxies to vote with respect to the number of shares held for his or her account.
     The shares covered by these instructions, when properly executed, will be voted in accordance with recommendations by the Board of Directors and with the discretion of the named proxies on any other business that may properly come before the meeting, unless instructions to the contrary are indicated on the reverse side.
     The person signing acknowledges receipt of a copy of the proxy statement relating to the Annual Meeting.

BOWNE & CO., INC.
P.O. Box 11191
(Continued, and to be dated and signed, on the other side)	New York, N.Y. 10203-0191

To Vote by
TELEPHONE
1-866-874-4877

•	Use any touch tone telephone in the United States.

•	Have your Proxy Form in hand.

•	Enter the Control Number located in the box below.

•	Follow the simple recorded instructions.

OR

To Vote by
INTERNET
https://www.proxyvotenow.com/bne

•	Go to the website address listed above.

•	Have your Proxy Form in hand.

•	Enter the Control Number located in the box below.

•	Follow the simple instructions.

OR

To Vote by
MAIL

•	Mark, sign and date your Proxy Card.

•	Detach card from Proxy Form.

•	Return the card in the postage- paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy. If you are outside of the United States, please vote by the Internet or mail back your proxy card promptly.

CONTROL NUMBER FOR
TELEPHONE OR INTERNET VOTING

1-866-874-4877
CALL TOLL-FREE TO VOTE

If you consented to receive proxy materials via the Internet Bowne’s Proxy Statement and Annual Report are available on Bowne’s website at: www.bowne.com

▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

☒
Votes must be indicated
(x) in Black or Blue ink.

1.	Election of Class III Director Nominees: 01-P.E. Kucera; 02-H.M. Schwarz; 03-D.J. Shea; 04-W.M. Smith

FOR ALL	☐	WITHHOLD FOR ALL	☐	*EXCEPTIONS	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

2.	Approval of the appointment of KPMG LLP as auditors.

FOR	☐	AGAINST	☐	ABSTAIN	☐

The Company representatives are also authorized to vote in accordance with their discretion on any other business that may properly come before the meeting.

If you consent to receiving Annual Reports and Proxy Statements by Internet in the future, please mark here:	☐

If you have noted an address change or comments on either side of this card, please mark here:	☐

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign.

	Date Share Owner sign here	Co-Owner sign here